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~~DRAFT 7/6/10~~

COLLABORATIVE RESEARCH AGREEMENT

THIS COLLABORATIVE RESEARCH AGREEMENT ("Agreement") is made as of August 31, 2010, by and between **Neogenix Oncology, Inc.**, a Maryland corporation located with its principal place of business located at 9700 Great Seneca Highway Rockville, MD 20850, U.S.A. ("Neogenix"), and the Department of Laboratory Medicine and Advanced Biotechnologies, **Istituto di Ricovero e Cura a Carattere Scientifico** San Raffaele Pisana ("SR/IRCCS"), ROME, ITALY, the Institute is managed by the San Raffaele SpA, represented by Carlo TRIVELLI ("LEGAL REPRESENTATIVE") (each a "Party" and together the "Parties"). The Principal Investigator ("INVESTIGATOR") shall be Fiorella GUADAGNI, an employee of the SR/IRCCS. INVESTIGATOR who agrees to use her best commitment to perform the work required under this AGREEMENT

Via di Val Cannuta, 247, Rome, Italy ("SR/IRCCS")

WHEREAS, Neogenix possesses and owns the materials listed on Schedule A attached hereto (together with any progeny, mutants, unmodified derivatives or part thereof, the "Neogenix Material") and related confidential information, including but not limited to know how, data, test results, written materials and the like provided to SR/IRCCS under the terms of the Agreement (the "Information"), and

WHEREAS, SR/IRCCS has access to certain human serum, tissues and other biological materials (the "SR/IRCCS Material"), and

WHEREAS, the Parties wish to conduct research using the Neogenix Material and the SR/IRCCS Material, to be used solely for the specific use as set forth on Schedule B attached hereto (the "Research").

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Collaborative Research.

   a. The Parties shall conduct the Research using the Neogenix Material and the SR/IRCCS Material, solely as set forth on Schedule B attached hereto. The objectives of the Research shall be to identify and characterize novel cancer-related biomarkers and antibodies, administered through a contract collaboration in accordance with the terms of this Agreement, and, unless otherwise agreed by the Parties, no separate jointly owned corporate or other entity or entities shall be established for the purpose of conducting and administering the joint activities of the Parties hereunder. Schedule B may be amended or expanded in the future, upon mutual written agreement of the Parties.

   b. The Parties hereby acknowledge and agree that the successful execution of the Research will require the collaborative use of both Parties' areas of

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expertise. Each Party shall keep the other Party fully informed about the status of the portions of the Research it performs separately and/or jointly with the other Party.

c. Each Party shall each maintain records in sufficient detail and in accordance with good laboratory practice and as will properly reflect, and will document in a manner appropriate for purposes of supporting the filing of potential patent applications, all work done and results achieved in the performance of the Research (including all data in the form required under any applicable governmental regulations). Subject to Section 3 hereof, each Party shall each provide the other the right to inspect and copy such records to the extent reasonably required for the performance of its obligations under this Agreement; provided, that, the inspecting Party agrees to not use such records or information except to the extent otherwise permitted by this Agreement.

d. Each Party shall keep the other Party fully informed about the status of the Research including, without limitation, furnishing copies of all reports which relate to the Research. All reports, updates, and other information provided by a Party to the other Party under this Agreement (including under this Section 1), shall be considered Confidential Information, subject to the terms of Section 3.

e. Scientists from each Party shall cooperate in the performance of the Research and, subject to any confidentiality obligations to third parties, which obligations shall be disclosed, in advance to the other party, shall exchange information and materials as necessary to carry out the Research.

2. Supply, Use and Distribution of Neogenix Material and Information.

a. Supply. Neogenix hereby agrees to provide the Neogenix Material and certain Information to SR/IRCCS. At the written request of SR/IRCCS, Neogenix, in its sole discretion, may elect to provide SR/IRCCS with additional quantities of the Neogenix Material or copies of Information or with additional materials or information not described in this Agreement. Any such request shall be in the form of a letter referencing this Agreement, executed by SR/IRCCS and countersigned by Neogenix, and describing in detail the type and/or quantity of materials or information desired. All additional materials or information supplied to SR/IRCCS shall be considered Neogenix Material or Information, as the case may be, and as such shall be governed by the terms of this Agreement.

b. Limited Use. SR/IRCCS agrees that the Neogenix Material and Information:

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(i) shall only be used for Research as set forth on Schedule B attached hereto;

(ii) shall not be used, directly or indirectly, for commercial purposes.

(iii) may only be used for investigational use in laboratory animals and/or in vitro studies and not for human use; and

(iv) may not be analyzed, reverse engineered modified or changed in any manner.

c. Distribution and Control.

(i) SR/IRCCS shall not provide access to or distribute any Neogenix Material or Information to any third party, other than employees of SR/IRCCS who are working on the Research and who are bound by the requirements of this Agreement. SR/IRCCS shall not use any Neogenix Material or Information in research or development activities with any third party commercial entities. Upon the reasonable written request of SR/IRCCS, Neogenix will consider allowing, but shall not be obligated to allow, the Neogenix Material or Information to be distributed to an affiliate of SR/IRCCS, provided such affiliate first enters into a material transfer agreement in substantially the same form as this Agreement.

(ii) In addition, SR/IRCCS shall notify its employees who are involved in the Research of the terms of this Agreement and obtain acceptance of terms of this agreement from all external persons who have access to the Neogenix Material and the Information. The identity of those external persons shall be disclosed to Neogenix. If SR/IRCCS is requesting delivery outside the United States, it agrees to not knowingly export or re-export any technical data or materials furnished to it under this Agreement, any part thereof or any direct product thereof, directly or indirectly, without first obtaining permission to do so from the U.S. Department of Commerce, the U.S. Food and Drug Administration and/or other appropriate governmental agencies, into Afghanistan, the People's Republic of China, South Africa, Namibia, or any of those countries listed from time-to-time in supplements to Part 370 to title 15 of the Code of Federal Regulations in Country Groups Q, S, W, Y or Z.

d. Return of Neogenix Material. Within thirty (30) days following a written request from Neogenix or from completion of the Research, whichever is sooner, SR/IRCCS shall destroy, or at Neogenix's option, return to Neogenix, any remaining Neogenix Material and shall return all of the Information, including all reproductions and copies thereof. SR/IRCCS

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may keep no more than 2 copies of the Information for its archival records, subject to the confidentiality obligations in Section 3 below.

3. Confidentiality.

a. SR/IRCCS understands that the Neogenix Material and Information represent a significant investment on the part of Neogenix and are considered proprietary to Neogenix. All Neogenix Material and Information provided by Neogenix shall be deemed to be confidential information of Neogenix, to be held in strict confidence by SR/IRCCS. Except as otherwise provided for herein or in Section 6 (Publication) below, SR/IRCCS shall not disclose, use, publish or make available all or any portion of the Information or Neogenix Material to any third party without the prior written consent of Neogenix.

b. SR/IRCCS agrees to treat in confidence the Information, Neogenix Material, all Developments (as defined herein) and all other confidential information provided by Neogenix to SR/IRCCS, except for (i) information that is or becomes publicly available through no fault of SR/IRCCS, (ii) information disclosed to SR/IRCCS without imposition of an obligation of confidentiality by an independent, unaffiliated third part rightfully in possession of such information, or (iii) information required to be disclosed by SR/IRCCS to comply with applicable laws or governmental regulations; provided, however, SR/IRCCS agrees to provide prior written notice of such disclosure to Neogenix and take reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

c. If SR/IRCCS becomes aware or has knowledge of any unauthorized use or disclosure of the Neogenix Material or Information, it shall immediately notify Neogenix of such unauthorized use or disclosure and thereafter, it shall take all reasonable steps, to assist Neogenix in attempting to minimize any potential or actual damages or losses resulting from such unauthorized disclosure. If the unauthorized use or disclosure of the Neogenix Material or Information is by an employee of SR/IRCCS, then SR/IRCCS shall (i) take all steps requested by Neogenix, to assist Neogenix in attempting to minimize any potential or actual damages or losses resulting from such unauthorized disclosure and (ii) indemnify Neogenix for any damages, costs or losses arising from such unauthorized disclosure.

4. Transfer of Rights. No right or license is granted under this Agreement by either Party to the other, either expressly or by implication, except those specifically set forth herein. It is understood that any and all existing proprietary rights, including but not limited to patent rights, trademarks and proprietary rights, in and to the Neogenix Material and Information shall be and remain with Neogenix, and nothing contained in this Agreement shall be deemed to grant, either directly or by implication, estoppel or otherwise, any right or license to any intellectual property rights owned by Neogenix.

5. Ownership of Neogenix Material, Information and Development.

a. SR/IRCCS acknowledges and agrees that all Neogenix Material and Information, including without limitation, all patents, patent applications, trademarks, trade names, inventions, copyrights, know-how, and trade secrets arising under statutory or common law or by contract and whether or not perfected (collectively "IP Rights"), relating to the

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Neogenix Material are and shall be owned by Neogenix, and SR/IRCCS has no right to ownership of the Neogenix Material or Information.

b. Neogenix acknowledges and agrees that all SR/IRCCS Material are and shall be owned by SR/IRCCS, and Neogenix has no right to ownership of the SR/IRCCS Material.

c. SR/IRCCS shall notify Neogenix, as soon as practicable, in writing if it develops or discovers any development, invention, improvement, use, method, technique, conception, know how, technical data, specification, information, or result relating to any Neogenix Material or Information (or any portion thereof), and any modification, newly discovered property, use or new use of the Neogenix Material or Information that is developed or discovered by the SR/IRCCS, including new substances (collectively, "Developments"). SR/IRCCS will (i) provide access to Neogenix the original results of the Research within thirty (30) days of the completion of the results and (ii) update Neogenix as to the progress of the Research, as reasonably requested by Neogenix. Neogenix shall notify SR/IRCCS, as soon as practicable, in writing, of any Developments resulting from the Research.

d. All Developments shall be owned by Neogenix. SR/IRCCS agrees to execute any assignments necessary to transfer title of such Developments in and to Neogenix. Neogenix shall have the sole right, as between the Parties, to file patent or other intellectual property applications as regards Developments. Where appropriate, personnel from SR/IRCCS shall be listed on patent applications as co-inventors but all such patent applications shall be assigned to Neogenix.

6. Publication. In the event that a Party wishes to publish or otherwise publicly disclose the results of any Research, such Party shall first submit a draft of the proposed manuscript or presentation to the other Party for review, comment and consideration of appropriate patent action at least four (4) weeks prior to any submission for publication or other public disclosure. Within twenty (20) days of receipt of the prepublication materials, the other Party will advise the Party seeking publication or public disclosure as to whether a patent application shall be prepared and filed (in which case the Party seeking publication or public disclosure shall delay submission until the first to occur of the filing of a patent application and ninety (90) days from such notice) or whether such publication or public disclosure must be revised to eliminate confidential information of a Party (in which case the Party seeking publication or public disclosure shall delete from any proposed disclosure all such confidential information contained therein).

7. Right to Use Developments. Neogenix hereby grants to SR/IRCCS a nonexclusive, royalty-free license, without the right to grant sublicenses, under its intellectual property rights in any Developments, solely for the limited purpose of conducting the Research.

8. Use of Each Party's Name. Except as set forth in Section 6, neither Party shall not use the name of the other Party or any variant of the foregoing in any advertising or publicity matter without the prior written approval of the other Party, such consent not to be unreasonably withheld or delayed.

9. Governmental Regulations. SR/IRCCS agrees to comply with all applicable governmental regulations and guidelines, which are applicable to the SR/IRCCS's use of the Neogenix Material. Because all of the Neogenix Material's characteristics are not known, it should be used with caution and prudence.

10. Warranty.

SR/IRCCS shall bear all risk to it resulting from its use of, access to or disposal of the Neogenix Material. NEOGENIX MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE NEOGENIX MATERIAL. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE NEOGENIX MATERIAL WILL NOT INFRINGE PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT OF OTHERS. PROVIDER MAKES NO WARRANTIES AS TO THE IDENTITY, PURITY, OR ACTIVITY OF A PARTICULAR SAMPLE.

11. Liability. In no event shall Neogenix be liable for any use of the Neogenix Material by SR/IRCCS. SR/IRCCS hereby agrees to defend, indemnify and hold Neogenix harmless from any loss, claim, damage, expense (including without limitation any legal expenses) or liability, of any kind or nature, which may arise from SR/IRCCS's activities hereunder including (i) its use, testing, administration, storage, or disposal of the Neogenix Material, (ii) its use of the Information or (iii) a breach of any of its representations or warranties made herein, except to the extent the same was directly caused by the gross negligence or willful misconduct of employees of Neogenix.

12. Governing Law; Jurisdiction. The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the laws of the State of Maryland, without reference to conflicts of law provisions thereof. SR/IRCCS hereby acknowledges and agrees that the courts located in the State of Maryland shall have exclusive jurisdiction over the parties and the subject matter in any matter arising out of or relating to this Agreement and further acknowledges and agrees to submit to such jurisdiction and waives any and all claims regarding inconvenient forum or other objection to any action or proceeding commenced therein.

13. Term and Termination. This Agreement shall terminate upon the earlier of (i) the completion of the Research or (ii) once six months have passed since the date of this Agreement, the date thirty (30) days after Neogenix notifies SR/IRCCS of such termination. In addition, in the event that either Party defaults or breaches any material term of this Agreement on its part to be performed or observed, the other Party shall have the right to terminate this Agreement (a) by giving thirty (30) days' written notice to the defaulting Party; provided, however, that in the case of a default or breach capable of being cured, if the said defaulting Party shall cure the said default or breach within such notice period after the said notice shall have been given, then the said notice shall not be effective. The respective rights and obligations of the Parties set forth in Sections 2d, 3 through 6, 8, and 10 through 17 of this Agreement shall indefinitely survive the expiration or termination of this Agreement.

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14. Assignment. This Agreement may not be assigned by SR/IRCCS without the prior written consent of Neogenix, except SR/IRCCS may assign this Agreement without such consent to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets.

15. Entire Agreement. This Agreement sets forth the entire understanding between the parties, and this Agreement cannot be changed or amended except by written agreement executed by the parties.

16. Independent Contractors. Nothing contained in this Agreement shall be construed or implied to create an agency, joint venture or partnership among the Parties and no Party shall have any authority by virtue of this Agreement to contract or otherwise act on behalf of the other. No party shall represent itself as an agent of any other Party.

17. Severability; Waiver. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

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~~DRAFT 7/6/10~~ AB

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Neogenix Oncology, Inc.

By: [signature]

Name: ANDREW BRISTOL

Title: VP-R+D

San Raffaele SpA - IRCCS San Raffaele Pisana

By: [signature]

Name: Carlo Trivelli, Legal representative

Title: President

Agreed and Accepted:

By: [signature]

Name: Fiorella GUADAGNI

Title: Investigator

SCHEDULE A

Neogenix Material

1. NPC-1C, a chimerized monoclonal antibody containing mouse variable regions of heavy and light chains engineered in-frame to human constant regions of heavy and light chains. NPC-1C was expressed in a recombinant stable CHO cell and purified from the cell medium. NPC-1C reacts with a glycoprotein identified as MUC5AC, expressed on many human colon and pancreatic adenocarcinomas. NPC-1C does not cross-react with, or only occasionally weakly cross-reacts with, MUC5AC expressed on normal human tissues.

NPC-1C is supplied as a purified (>95%) solution in phosphate buffered saline pH 7.2 at a concentration of 5 mg/mL, and is suitable for testing by ELISA, Western blot, flow cytometry, and immunohistochemical staining. Suitable secondary antibodies to detect NPC-1C include anti-human IgG (H+L) or Fc conjugates.

2. 16C3 is an antibody available as the original murine version, as well as a humanized version. 16C3 recognizes a member of the immunoglobulin-like superfamily. 16C3 was shown to react with several adenocarcinoma tissues including colorectal, pancreas, and lung. 16C3 does not appear to cross-react with normal human tissues. 16C3 is suitable for testing by ELISA, Western blot, flow cytometry, and immunohistochemical staining.

16C3 antibodies are supplied as a purified (>95%) solution in phosphate buffered saline pH 7.2 at a concentration greater than 1 mg/mL, and are suitable for testing by ELISA, Western blot, flow cytometry, and immunohistochemical staining. Suitable secondary antibodies to detect mouse 16C3 or humanized 16C3 may include anti-mouse IgG conjugates for mouse 16C3 and anti-human IgG conjugates for the humanized 16C3 (h16C3).

DRAFT 3/23/10

SCHEDULE B

Research

The scope of work to be performed under this collaborative research agreement is limited to:

1. SR/IRCCS to test Neogenix's proprietary antibodies against several of SR/IRCCS's human specimens in storage archives. Specimens may include normal or tumor tissues, blood and blood derivatives (serum, plasma, PBMC) from normal and diseased patients. Such experiments would include, but not be limited to, Western blots, ELISAs, FACS using NPC-1C and 16C3.

2. SR/IRCCS shall test specimens from patients primarily with colon, rectal, pancreas cancers. Other cancer types that could be tested include lung, stomach, esophageal, cancers.

SR/IRCCS will use Neogenix's antibodies in their laboratories as necessary to reach the goals of this research. SR/IRCCS will prepare reports of the results of the research as provided in Section 1 above and provide to Neogenix by email attachment, facsimile, or regular mail.

This scope of work may be amended in the future, upon mutual written agreement of the Parties, to include additional studies using NPC-1C and 16C3.